Exhibit 2(k)(xi)

FORM OF

WHOLESALING AGREEMENT

This Agreement, dated as of                                 , 20      , is entered into by and among, ING Investments, LLC (“Adviser”) and ING Investments Distributor, LLC (“IID”).

WHEREAS Adviser is the investment adviser to the ING Emerging Markets High Dividend Equity Fund (“Fund”), a closed-end fund, registered with the Securities and Exchange Commission.  IID has certain “wholesaling” staff who market registered investment companies to third-party broker-dealers.  Adviser wishes this staff to contact registered broker-dealers and wholesale the Fund to these firms in hopes of generating interest in the Fund and the initial public offering.

1.                          IID represents and warrants that:

(a)                      It is a broker-dealer registered as such with the Securities and Exchange Commission (“SEC”), is a member of the Financial Industry Regulatory Authority (“FINRA”) and is registered or qualified in all capacities and jurisdictions required by reason of any participation in the wholesale marketing of registered investment companies.

(b)                     Each registered representative of IID who participates in the wholesale marketing efforts has all necessary licenses and qualifications in all capacities and jurisdictions that would be required pursuant to this Agreement.

(c)                      IID is a limited liability company duly organized and validly existing in good standing under the laws of the Arizona.

2.                          Adviser represents and warrants that:

(a)                      Adviser has been duly organized and is validly existing and in good standing of its state of incorporation with full limited liability company power and authority to own, lease and operate its properties and to conduct its business as described in the prospectus and is duly qualified as a foreign limited liability company to transact business and is in good standing in each other jurisdiction in which such qualification is required.

(b)                     Adviser is duly registered and in good standing with the SEC as an investment adviser under the Advisers Act, and is not prohibited by the Advisers Act or the 1940 Act, or the rules and regulations under such acts, from acting under the investment management agreement for the Fund as contemplated by the prospectus.

(c)                      There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending,

or, to the knowledge of the Adviser, threatened against or affecting the Adviser or any “affiliated person” of the Adviser (as such term is defined in the 1940 Act) or any partners, directors, officers or employees of the foregoing, whether or not arising in the ordinary course of business, which might reasonably be expected to result in any material adverse change in the condition, financial or otherwise, or earnings, business affairs or business prospects of the Adviser, materially and adversely affect the properties or assets of the Adviser or materially impair or adversely affect the ability of the Adviser to function as an investment adviser or perform its obligations under the investment management agreement to which it is a party with the Fund, or which is required to be disclosed in the Registration Statement and the prospectus.

(d) Adviser is a limited liability company duly organized and validly existing in good standing under the laws of the Delaware.

3.                          IID hereby agrees to the following terms and conditions:

(a)  IID agrees to abide in all material respects with all of the rules and regulations of FINRA in connection with its participation in the wholesale marketing of the registered investment companies including, without limitation, FINRA Rules of Fair Practice. IID agrees to notify Adviser in writing, promptly in the event of (i) its expulsion or suspension from FINRA, or (ii) its being found to have engaged in a material violation of any applicable federal or state law, rule or regulation arising out of its activities as a broker-dealer or in connection with this Agreement, or which may otherwise affect in any material way its ability to act in accordance with the terms of this Agreement. IID’s expulsion from FINRA will automatically terminate this Agreement without notice. Suspension of IID from FINRA for violation of any applicable federal or state law, rule or regulation will terminate this Agreement effective immediately upon IID’s receipt from the Adviser its written notice of termination.

(b) IID shall only use advertising and sales literature that has been prepared and approved by the fund, adviser or underwriting syndicate and, where applicable, approved by FINRA.  While engaging in wholesaling activity contemplated under this Agreement IID shall provide copies of the prospectus as required by applicable law.

4.                          Compensation

Adviser has agreed to pay from its own assets a commission to certain registered personnel of IID, who participate as wholesalers as described in this Agreement, in an amount which will not exceed $         . These commissions, in the aggregate, will not exceed will not exceed         % of the total public offering price of the Common Shares.

5.                          Indemnification.

(a)                      Adviser shall indemnify and hold harmless IID and their respective affiliates, partners, members, managers, shareholders, officers, directors, agents and employees from and against any losses, claims, damages, liabilities or expenses (including reasonable attorneys’ fees and expenses) to which they may become subject insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon: (i) any material breach by Adviser of any provision of this Agreement; or (ii) any willful misfeasance or gross negligence by Adviser in the performance of its duties and obligations hereunder.

(b)                     IID shall indemnify and hold harmless the Adviser and its affiliates, partners, members, managers, shareholders, officers, directors, agents and employees from and against any and all losses, claims, damages, liabilities or expenses (including reasonable attorneys’ fees and expenses) to which it may become subject insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon: (i) any breach by the Adviser of any provision (including any representation, warranty or covenant) of this Agreement; (ii) any willful misfeasance or gross negligence by the Adviser in the performance of its duties and obligations hereunder; or (iii) any violation of any applicable law by the Adviser, its employees, agents or representatives.

(c)                      The indemnified party (the “Indemnified Party”) shall give notice to the other party (the “Indemnifying Party”) promptly after the summons or other first legal process is served on the Indemnified Party for any claim, notice of claim or arbitration demand as to which indemnity may be sought pursuant to paragraphs (a), (b) and (c) of this Section 8. The Indemnified Party shall assume the defense of any such claim or any litigation resulting from it, provided that the Indemnifying Party may participate in such defense at its own expense. The failure of the Indemnified Party to give notice as provided in this paragraph (c) shall not relieve the Indemnifying Party from any liability unless such failure to give proper notice prohibits the Indemnifying Party from defending the claim. No Indemnifying Party, in the defense of any such claim or litigation, shall, without the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation.

(d)                     The provisions of this Section 5 shall survive the termination of this Agreement.

6.                          Notices.

Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by personal delivery or by postage prepaid, registered or certified first class mail, return receipt requested, nationally recognized overnight courier service, or by facsimile, electronic mail or similar means of same day delivery (with a confirming copy by mail as provided herein). Unless otherwise notified in writing, all notices to the Fund, the Adviser and Fund shall be given or sent to the addresses set forth below.

If to Adviser:

Mr. Shaun Mathews, President and CEO

ING Investments, LLC

7337 E Doubletree Ranch Road

Scottsdale, AZ 85258

If to IID:

Mr. Mark Spina,

Executive Vice President and Head of Intermediary Distribution

ING Investments Distributor, LLC

7337 E Doubletree Ranch Road

Scottsdale, Arizona 85258

7.                          Termination and Amendment.

(a)                      This Agreement shall become effective as of the date set forth above and may be terminated by any party to this Agreement upon 30 days notice to the other parties.

(b)                     This Agreement may be amended only by a writing signed by the parties hereto.

8.                          Miscellaneous.

(a)                      This Agreement sets forth the entire Agreement between the parties hereto and replaces and supersedes all other understandings, commitments, and agreements relating to the subject matter hereto.

(b)                     This Agreement may be assigned only with the prior written consent of the other parties hereto.

(c)                      No waiver of any provision of this Agreement or the performance thereof shall be effective unless in writing signed by the party making such waiver or shall be deemed to be a waiver of any other provision or the performance thereof or of any future performance.

(d)                     If any provision of this Agreement is determined to be unenforceable, the remaining provisions shall remain enforceable to the extent permissible.

(e)                      This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

(f)                        This Agreement shall be governed by the laws of the State of Arizona without consideration of provisions for conflict of laws.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first set forth above.

ING INVESTMENTS, LLC

By:
Shaun Mathews
President and CEO

ING INVESTMENTS DISTRIBUTOR, LLC

By:
Mark Spina
Executive Vice President and Head of Intermediary Distribution